EXHIBIT 23


CONSENT OF INDEPENDENT AUDITORS


      We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-67083) pertaining to The Bibb Company 1997 Omnibus Stock Incentive Plan, Dan River Inc. Amended and Restated Stock Option Plan, as Amended, Dan River Inc. 1997 Stock Incentive Plan, Dan River Inc. 1997 Stock Plan for Outside Directors, the Registration Statement (Form S-8 No. 333-36542) pertaining to the 2000 Long-term Incentive Plan and the Registration Statement (Form S-8 No. 333-52458) pertaining to the Dan River Inc. Nonqualified 401(k) and Deferred Compensation Plan for Highly Compensated Employees and Directors of our report dated March 15, 2002, with respect to the consolidated financial statements and schedule of Dan River Inc. included in this Annual Report (Form 10-K) for the year ended December 29, 2001.




                                                /s/ Ernst & Young LLP



Greensboro, North Carolina
March 20, 2002